CONSENT OF PETER MOLLISON, P. ENG.

To:    United States Securities and Exchange Commission

Re:    Expert Consent for Annual Report on Form 40-F

A technical report entitled “Amended NI 43-101 Technical Report for the La Colorada Property, Zacatecas, Mexico” dated effective December 18, 2023 relating to the La Colorada property (the “Technical Report”) was prepared for Pan American Silver Corp. (the “Corporation”) in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects by Peter Mollison, P. Eng., in whole or in part, and filed with applicable securities regulatory authorities.
The undersigned does hereby consent to the inclusion of the written disclosure of the Technical Report and the extracts from, or summary of, or references to the Technical Report and other scientific and technical information attributed to the undersigned (the “Technical Information”) by the Corporation in the annual information form of the Corporation, dated March 26, 2024 (the “AIF”) and in the Annual Report on Form 40-F of the Corporation, dated March 26, 2024 (the “40-F”). The undersigned does also hereby consent to the reference to my name in the AIF and the 40-F.

The undersigned consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos., 333-180494, 333-180495, 333-206162 and 333-229795) of the references to my name and the above-mentioned information in the AIF and 40-F.

The undersigned does hereby confirm that I have read the AIF and the 40-F and have no reason to believe that there are any misrepresentations in the information contained in the AIF or the 40-F that are (a) derived from the Technical Report or the Technical Information; or (b) within my knowledge as a result of the services I performed in connection with the Technical Report or the Technical Information.

Dated this 26th day of March, 2024.

/s/ Peter Mollison
Peter Mollison, P. Eng.